EXHIBIT 10.25

             NGSG                               Natural Gas Services Group, Inc.
NATURAL GAS SERVICES GROUP, INC.                        2911 S. County Road 1260
                                                            Midland, Texas 79706
                                                                  (915) 563-3974
                                                              Fax (915) 563-4139



                               EMPLOYMENT CONTRACT

     THIS EMPLOYMENT CONTRACT ("Agreement") is made and entered into as of the 13th day of October, 2003, by and between Natural Gas Services Group, Inc., a Texas Corporation, whose address is 2911 South County Road 1260, Midland, Texas, 79706, hereinafter referred to in this Agreement as the "EMPLOYER", and W. Randy Larkin, whose address is 5609 Heartland, Midland, Texas, 79707, hereinafter referred to in this Agreement as "the Employee."

                                    ARTICLE I

                               TERM OF EMPLOYMENT

     1.01. The Employer employs the Employee, and the Employee accepts employment with the Employer, for the Eighteen Month period from October 13, 2003 through April 13, 2005, and thereafter until terminated by either party upon thirty (30) days advance written notice to the other party (herein referred to as the "term of employment") or as defined by an extended or new employment contract as agreed to by Employer and Employee upon completion of the initial term of Employment. However, the term of employment may be terminated earlier as provided in Article 5.

                                    ARTICLE 2

                               DUTIES OF EMPLOYEE

                                  Basic Duties

     2.01. The Employee is hired as the Director of Sales and Marketing of the Employer. The Employee shall perform all services, acts, or things necessary and advisable to manage and conduct the business of the Employer, subject to the policies set by the board of directors from time-to-time.

     The Employee agrees to devote substantially all of his entire productive time, ability and attention to the business of the Employer during the term of employment. The services of the Employee shall be performed at such locations and at such times as shall be directed by the CEO from time-to-time. The
Employee shall to the best of his ability make every effort to promote. the business of the Employer.

            Employer to Provide Transportation and Ordinary Expenses

     2.02. The Employer agrees to provide a properly registered vehicle for transportation required for the performance of the Employee's duties under this Agreement. Employer shall provide all insurance, fuel, repairs and Employee shall use every reasonable effort to properly maintain said vehicle.





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                                    ARTICLE 3

                            COMPENSATION OF EMPLOYEE

                          Bask Salary and Sign on Bonus

     3.01. The Employee shall receive a salary as established from time-to-time by the Directors, but in no event shall the annual salary be less than Ninety Thousand Dollars ($90,000.00), paid biweekly. If the Employee voluntarily terminates employment prior to October 13, 2005 or is terminated pursuant to
Article 5 prior to April 13, 2005, or if the Employee's employment is terminated by either party at any time after December 31, 2003, the Employee's salary will be paid only to the date of termination of employment. A total payment of $11,400.00 shall be paid by Employer to be paid in full to Employee on January 1, 2004. Employee shall reimburse Employer if Contract is willfully terminated by Employee prior to completion of the initial term of Employment.

                              Executive Bonus Pool

     3.02. The Employee shall receive an annual Executive bonus during the term of employment, starting January 1, 2004, not eligible for 2003 Executive Bonus, determined by the Employers Board of Directors based on Goals met during the calendar year. Goals for Employer and percentage of Pool to each Employee in Pool shall be determined by the Compensation Committee_ Such Executive bonus shall be determined for each annual period commencing as of January 1 and ending as of December 31 (the "Contract Year"), with payment to the Employee to be made on an annual basis during the next calendar year.

                              Vacation and Sick Pay

     3.03. After the completion of six (6) months of service in the employ of the Employer, the Employee shall be entitled to an annual paid vacation of five
(5) business days with full pay, after one (1) year of service employee shall receive ten (10) days, and after two (2) years of service employee shall receive fifteen (15) days with full pay. Such vacation shall be taken at any time selected by the Employee and approved by the Employer. In addition, the Employee shall be entitled to three (3) days per year as sick leave with pay. Up to three
(3) days of sick leave may be accumulated and up to ten (10) days of vacation may be accumulated in addition to those days Employee is entitled to under the then existing pay year. All other accumulated but unused time will be waived by the Employee.

     3.04. The Employee shall be entitled to a holiday with full pay on New Year's Day, Memorial Day, independence Day, Labor Day, Thanksgiving Day, Christmas Day, and/or any other day designated as a holiday by the Employer.


                                 Other Benefits

     3.05. All base compensation provided for in this Agreement shall be exclusive of any benefits which the board of directors of the Employer may elect, in its sole and complete discretion, after the date hereof to make available to the Employee under any bonus plan, profit sharing trust, pension plan, deferred compensation plan, hospitalization plan, medical or dental services plans, health insurance plan, or any other employee benefit plan that may be in effect at any time or from time-to-time during the term of employment hereof. The Employer agrees that during the term of employment the Employees shall be afforded the opportunity to participate in any such plan which is generally available to other employees of the Employer other than any bonus plan or other plan measured by the income or performance of the Employer. Participating in any such plans shall be consistent with the Employee's rate of basic compensation to the extent that compensation is a determinant with respect to coverage or participation under any such plan; provided, however, that the Employee's participation shall not be limited by reason of income or basic compensation if such limitations are not necessary to obtain tax deductions or are not required by law.


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                                    ARTICLE 4

                         PROPERTY RIGHTS OF THE PARTIES

                             Inventions and Patents

     4.01. The Employee agrees that he will promptly and completely inform and disclose to the Employer all inventions, designs, improvements and discoveries that the Employee may have during the term of employment that pertain or relate to the business of the Employer or to any experimental work carried on by the Employer, whether conceived by the Employee alone or with others and whether or not conceived during regular working hours. All such inventions, designs, improvements and discoveries shall be the exclusive property of the Employer. The Employee shall assist the Employer in obtaining patents on all such inventions, designs, improvements and discoveries deemed patentable by the Employer.

                            Trade Secrets of Employer

     4.02. During the term of employment under this Agreement, the Employee will have access to and become familiar with various trade secrets. The term "trade secrets" means devices, secret inventions, processes and compilations of information, records and specifications, which are owned by the Employer and that, are regularly used in the operation of the business of the Employer. The Employee shall not disclose any trade secrets of the Employer during or at any time after the term of this Agreement, except as required in the course of his employment under this Agreement. All files, records, documents, drawings, specifications, equipment and similar items relating to the business of the Employer, whether or not prepared by the Employee, shall remain the exclusive property of the Employer and shall not be removed under any circumstances from the premises where the work of the Employer is being carried on, unless prior written consent of the Employer has been obtained.

                   Confidential Data of Customers of Employer

     4.03. In the course of performing duties under this Agreement, the Employee will be handling financial, accounting, statistical and personnel information concerning employees and customers of the Employer. All such information is confidential and shall not be disclosed, directly or indirectly, to any person other than agents of the Employer, either during the term of this Agreement or any time before a two (2) Year period after employment termination.

                                    ARTICLE 5

                            TERMINATION OF EMPLOYMENT

                        Termination by Employer for Cause

     5.01. The Employer may at its option terminate this Agreement at any time by giving written notice of termination to the Employee without prejudice to any other remedy to which the Employer may be entitled either at law, in equity, or under this Agreement, if the Employee:

     (a) Willfully breaches or habitually neglects the duties that the Employee is required to perform under the terms of this Agreement;

     (b) Willfully violates reasonable and substantial rules governing employee performance;

     (c) Refuses to obey reasonable orders in a manner that amounts to insubordination;

     (d)  Commits clearly dishonest acts toward the Employer; or


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     (e)  Engages in acts of disruption or violence such as unprovoked fighting.

The Employee will be given a Severance Package based on three (3) Months of Base Salary and forfeiting any other compensation including the Executive Bonus Pool.

                   Termination on Grounds Other Than for Cause

     5.02. This Agreement shall terminate immediately on the occurrence of any one of the following events:

     (a) The occurrence of circumstances (ie: sold, bankrupt, out of business, etc.) that make it impossible or impracticable for the business of the Employer to be continued;

     (b)  The death of the Employee;

     (c)  The loss by the Employee of legal capacity; or

     (d) The continued incapacity on the part of the Employee to perform his duties for a continuous period of thirty (30) days, unless waived by the Employer.

A Severance Package of three (3) months Salary shall be in effect for any of the above reasons of (5.02) except (5.02a) during the initial Contract Period which the Severance Package shall be Eighteen (18) Months Salary.

                                    ARTICLE 6

              EMPLOYEE'S OBLIGATIONS OTHER THAN TO PERFORM SERVICES

                                 Indemnification

     6.01. The Employee shall indemnify and hold harmless Employer from all liability from loss, damage, or injury to persons or property resulting from the willful misconduct of the Employee committed in the scope of the EmpIoyee's employment.

                                    ARTICLE 8

                               GENERAL PROVISIONS

                                     Notices

     7.01. Any notices required to be given under this Agreement by either party to the other may be effected either by personal delivery in writing or by mail, registered and certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement. Each party may change that party's address by written notice in accordance with the Paragraph. Notices delivered personally shall be deemed effective as of actual receipt. Mailed notices shall be deemed effective as of two (2) days after posting with the United States Mail Service.

                              Entirety of Agreement

     8.02. This Agreement supersedes all previous agreements between the Employee and the Employer, and contains the entire understanding between the parties with respect to the subject matter specified in the in this Agreement. Each party to this Agreement acknowledges that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the parties hereto.


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                               Partial Invalidity

     8.03. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

                             Law Governing Agreement

     8.04. It is the intent of the parties that this Agreement be governed by and construed in accordance with the laws of the State of Texas.

                                     Waiver

     8.05. The failure of either the Employer or the Employee to insist in one or more instances upon performance of any of the terms or conditions of this Agreement shall not be construed as a waiver of future performance required by such term or condition, and the obligations of either party with respect to the term or condition shall continue in effect as if no forbearance had occurred. No covenant or condition of this Agreement may be waived except by the written consent of the waiving party.

                                    Captions

     8.06. The captions contained in this Agreement are for convenient reference only and do not affect the meaning of any term or provision.


                                 Binding Effect

     8.07. This Agreement shall be binding upon the parties hereto and upon their successors, heirs, executors and assigns.

     EXECUTED in multiple originals as of the date first written above.

EMPLOYER:
--------

NATURAL GAS SERVICES GROUP, INC.

By:  /s/ Wayne L. Vinson
    --------------------
    Wayne L. Vinson
    President/CEO

By:  /s/ W. Randy Larkin
    --------------------
    W. Randy Larkin





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